Exhibit 99.1

JP Energy Partners LP Announces First Quarter 2016 Financial Results

IRVING, Texas, May 9, 2016 – JP Energy Partners LP (NYSE: JPEP) (“JP Energy”, “we,” “our,” or “us”) today announced first quarter 2016 financial and operating results.

JP Energy reported Adjusted EBITDA of $14.2 million for the first quarter of 2016, compared to $15.2 million for the first quarter of 2015, and reported a loss from continuing operations of $2.7 million for the first quarter of 2016, compared to income from continuing operations of $1.1 million for the first quarter of 2015. Adjusted EBITDA for the first quarter of 2016 included $1.5 million of corporate overhead support from our general partner. Distributable Cash Flow was $12.4 million for the first quarter of 2016, resulting in a distribution coverage ratio for the quarter of approximately 1.0x.

“Our first quarter results were consistent with our previous guidance and clearly reflect the diversity and performance of our operations in a challenging market. Our extensive cost reduction initiatives are also progressing as anticipated.” said J. Patrick Barley, Chairman, President and Chief Executive Officer of JP Energy. “We achieved in-line performance in our NGL and Refined Products Terminals businesses from the organic expansions and acquisitions made over the last year, which was partially offset by continued pressures from lower production and increased competition in our crude oil business, in addition to the impact of warmer than average weather on our NGL business. We will continue to focus on our controllable set of cost improvement initiatives, and we expect to achieve further cost reductions as we progress throughout the year. We remain committed to maintaining our strong liquidity position and conservative leverage, providing us with significant flexibility and financial stability throughout the year, while also providing access to the necessary capital to execute on acquisitions if and when we identify attractive opportunities in the market.  Overall, it was a solid quarter for the partnership, in-line with our expectations, and we are off to a good start for calendar year 2016.”

Review of Segment Performance

Crude Oil Pipelines and Storage – Adjusted EBITDA for the Crude Oil Pipelines and Storage segment was $4.8 million for the first quarter of 2016, compared to $4.9 million for the first quarter of 2015.  The slight decline was driven by a decrease in both crude oil sales and throughput volumes from reduced customer activity and increased competition in our area of operations, largely offset by an increase in crude oil sales margin from improved cost efficiencies on our trucked barrels and lower operating expenses.

Refined Products Terminals and Storage – Adjusted EBITDA for the Refined Products Terminals and Storage segment was $2.9 million for the first quarter of 2016, compared to $2.8 million for the first quarter of 2015. The slight increase was due to an increase in refined products sales revenue related to the addition of butane blending capabilities at our North Little Rock Terminal in the second quarter of 2015, partially offset by lower terminal and storage throughput due to a non-recurring increase in volumes in the prior year quarter attributable to a refinery turn-around in our area of operations during that period.

NGL Distribution and Sales – Adjusted EBITDA for the NGL Distribution and Sales segment was $12.3 million for the first quarter of 2016, compared to $12.0 million for the first quarter of 2015. The increase was driven by higher average NGL and refined products sales margins from more favorable market conditions, the acquisition of Southern Propane in May 2015, and lower G&A expenses, partially offset by lower NGL and refined products volumes due to warmer than normal temperatures during the quarter.

Recent Developments

Disposition of Mid-Continent Crude Oil Supply and Logistics Assets

On February 1, 2016, we sold certain trucking and marketing assets in the Mid-Continent in connection with JP Development’s sale of its Great Salt Plains Pipeline assets to a third party. Total proceeds to JP Energy Partners, including working capital, was $9.7 million, which has been used to reduce borrowings under our revolving credit facility. We continue to retain our crude oil storage operations in Cushing, Oklahoma.

Cash Distributions

On April 25, 2016, JP Energy announced that it would pay on May 13, 2016, to unitholders of record on May 6, 2016, a cash distribution of $0.3250 per common and subordinated unit for the three month period ended March 31, 2016.

Earnings Conference Call Information

We will hold a conference call on Tuesday, May 10, 2016, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss our first quarter 2016 financial results. The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517.  The passcode for the replay is 13635169.  The replay will be available until May 24, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto JP Energy’s website at www.jpenergypartners.com in the Investors section. A replay of the webcast will also be available for approximately 30 days following the conference call.

About JP Energy Partners LP

JP Energy Partners LP (JPEP) is a publicly traded, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of midstream energy assets. Our operations currently consist of: (i) crude oil pipelines and storage; (ii) refined products terminals and storage; and (iii) NGL distribution and sales, which together provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. To learn more, please visit our website at www.jpenergypartners.com.

Use of Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and adjusted gross margin are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA, distributable cash flow and adjusted gross margin provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income (loss) and cash flow from operating activities, respectively, and the GAAP measure most directly comparable to adjusted gross margin is operating income (loss). These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA, distributable cash flow and adjusted gross margin may be defined differently by other companies in the our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring. We define distributable cash flow as Adjusted EBITDA plus proceeds from the sale of assets, less net cash interest paid, income taxes paid and maintenance capital expenditures. We define adjusted gross margin as total revenues minus cost of sales, excluding depreciation and amortization, and certain non-cash charges such as non-cash vacation expense and non-cash gains (losses) on derivative contracts (total gain (losses) on commodity derivatives less net cash flow associated with commodity derivatives settled during the period).

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the price of, and the demand for, crude oil, refined products and NGLs in the markets we serve; the volumes of crude oil that we gather, transport and store, the throughput volumes at our refined products terminals and our NGL sales volumes; the fees we receive for the crude oil, refined products and NGL volumes we handle; pressures from our competitors, some of which may have significantly greater resources than us; the cost of propane that we buy for resale, including due to disruptions in its supply, and whether we are able to pass along cost increases to our customers; competitive pressures from other energy sources such as natural gas, which could reduce existing demand for propane; the risk of contract cancellation, non-renewal or failure to perform by our customers, and our inability to replace such contracts and/or customers; leaks or releases of hydrocarbons into the environment that result in significant costs and liabilities; the level of our operating, maintenance and general and administrative expenses; regulatory action affecting our existing contracts, our operating costs or our operating flexibility; failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract; competitive conditions in our industry; changes in the long-term supply of and demand for oil and natural gas; volatility of fuel prices; actions taken by our customers, competitors and third-party operators; our ability to complete growth projects on time and on budget; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof) related to the transportation, storage or terminaling of crude oil and refined products or the distribution and sales of NGLs; fires, explosions or other accidents; the effects of future litigation; the amount of corporate overhead support provided by our general partner, if any and other factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

JP ENERGY PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2016	2015
	(in thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$1,539	$1,987
Accounts receivable, net	39,155	60,519
Receivables from related parties	771	8,624
Inventory	9,368	4,786
Prepaid expenses and other current assets	8,639	4,168
Current assets of discontinued operations held for sale	—	2,730
Total Current Assets	59,472	82,814

Non-current assets
Property, plant and equipment, net	287,883	291,454
Goodwill	216,692	216,692
Intangible assets, net	130,343	134,432
Deferred financing costs and other assets, net	2,990	3,223
Noncurrent assets of discontinued operations held for sale	—	6,644
Total Non-Current Assets	637,908	652,445
Total Assets	$697,380	$735,259

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$33,237	$45,933
Payables to related parties	49	—
Accrued liabilities	15,755	15,260
Capital leases and short-term debt	67	107
Customer deposits and advances	2,609	3,742
Current portion of long-term debt	1,121	454
Current liabilities of discontinued operations held for sale	—	640
Total Current Liabilities	52,838	66,136

Non-current liabilities
Long-term debt	150,000	162,740
Other long-term liabilities	1,773	1,463
Total Liabilities	204,611	230,339

Commitments and Contingencies

Partners’ capital
General Partner	8,068	5,568
Common units (22,119,170 units authorized; 18,467,032 and 18,465,320 units issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	259,480	266,691
Subordinated units (18,197,249 units authorized; 18,126,511 and 18,127,678 units issued and outstanding as of March 31, 2016 and December 31, 2015, respectively)	225,221	232,661
Total Partners’ Capital	492,769	504,920
Total Liabilities and Partners’ Capital	$697,380	$735,259

JP ENERGY PARTNERS

CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands, except unit and per unit data)
REVENUES
Crude oil sales	$41,146	$105,955
Gathering, transportation and storage fees	5,829	6,947
Gathering, transportation and storage fees - related parties	1,031	—
NGL and refined product sales	42,747	54,185
NGL and refined product sales - related parties	244	—
Refined products terminals and storage fees	3,098	3,108
Other revenues	3,396	3,096
Total revenues	97,491	173,291

COSTS AND EXPENSES
Cost of sales, excluding depreciation and amortization	57,160	129,916
Operating expense	16,330	16,253
General and administrative	11,207	14,061
Depreciation and amortization	11,536	10,763
Loss on disposal of assets, net	1,132	113
Total costs and expenses	97,365	171,106

OPERATING INCOME	126	2,185

OTHER INCOME (EXPENSE)
Interest expense	(2,430)	(1,116)
Other income, net	31	25

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,273)	1,094

Income tax expense	(416)	(22)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(2,689)	1,072

DISCONTINUED OPERATIONS
Net loss from discontinued operations	(539)	(407)

NET (LOSS) INCOME	$(3,228)	$665

Basic and diluted (loss) income per unit
Net (loss) income from continuing operations allocated to common units	$(1,318)	$546
Net (loss) income allocated to common units	$(1,590)	$342
Weighted average number of common units outstanding - basic	18,466,280	18,206,669
Weighted average number of common units outstanding - dilute	18,466,280	18,224,336
Basic and diluted net (loss) income from continuing operations per common unit	$(0.07)	$0.03
Basic and diluted net (loss) income per common unit	$(0.09)	$0.02

Net (loss) income from continuing operations allocated to subordinated units	$(1,371)	$526
Net (loss) income allocated to subordinated units	$(1,638)	$323
Weighted average number of subordinated units outstanding - basic and diluted	18,126,576	18,185,621
Basic and diluted net (loss) income from continuing operations per subordinated unit	$(0.08)	$0.03
Basic and diluted net (loss) income per subordinated unit	$(0.09)	$0.02

Distributions declared per common and subordinated unit	$0.325	$0.325

JP ENERGY PARTNERS LP

CONSOLIDATED STATEMENTS OF DISCONTINUED OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(in thousands)
REVENUES
Crude oil sales	$11,493	$57,797	$104,933	$141,024	$125,962
Gathering, transportation and storage fees	—	6	4	2	4
Other revenues	2	5	5	13	29
Total revenues	11,495	57,808	104,942	141,039	125,995

COSTS AND EXPENSES
Cost of sales, excluding depreciation and amortization	11,687	57,457	104,995	139,460	124,974
Operating expense	172	394	354	296	358
General and administrative	31	141	139	166	421
Depreciation and amortization	211	568	568	569	576
Impairment of goodwill and assets held for sale	—	12,909	—	—	—
(Gain) loss on disposal of assets, net	(114)	126	(31)	7	17
Total costs and expenses	11,987	71,595	106,025	140,498	126,346

OPERATING (LOSS) INCOME	(492)	(13,787)	(1,083)	541	(351)

OTHER INCOME (EXPENSE)
Interest expense	(47)	(75)	(164)	—	(57)
Other income, net	—	23	—	1	1

(LOSS) INCOME FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES	(539)	(13,839)	(1,247)	542	(407)

Income tax expense	—	—	—	—	—

NET (LOSS) INCOME FROM DISCONTINUED OPERATIONS	$(539)	$(13,839)	$(1,247)	$542	$(407)

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Segment Adjusted EBITDA
Crude oil pipelines and storage	$4,813	$4,881
Refined products terminals and storage	2,858	2,822
NGL distribution and sales	12,289	12,025
Discontinued operations	(371)	2,650
Corporate and other	(5,408)	(7,189)
Total Adjusted EBITDA	14,181	15,189
Depreciation and amortization	(11,536)	(10,763)
Interest expense	(2,430)	(1,116)
Income tax expense	(416)	(22)
Loss on disposal of assets, net	(1,132)	(113)
Unit-based compensation	(559)	(406)
Total (loss) gain on commodity derivatives	(135)	135
Net cash payments for commodity derivatives settled during the period	388	3,192
Non-cash inventory costing adjustment	153	—
Corporate overhead support from general partner	(1,500)	—
Transaction costs and other	(74)	(2,374)
Discontinued operations	(168)	(3,057)
Net (loss) income	$(3,228)	$665

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Segment Adjusted gross margin
Crude oil pipelines and storage	$7,915	$8,330
Refined products terminals and storage	3,705	3,632
NGL distribution and sales	28,305	28,286
Total Adjusted gross margin	39,925	40,248
Operating expenses	(16,330)	(16,253)
General and administrative	(11,207)	(14,061)
Depreciation and amortization	(11,536)	(10,763)
Loss on disposal of assets, net	(1,132)	(113)
Total (loss) gain from commodity derivative contracts	(135)	135
Net cash payments for commodity derivatives settled during the period	388	3,192
Non-cash inventory costing adjustment	153	—
Other non-cash items	—	(200)
Operating income	$126	$2,185

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands)

Net cash provided by operating activities	$21,051	$3,440
Depreciation and amortization	(11,747)	(11,339)
Derivative valuation changes	(549)	4,008
Amortization of deferred financing costs	(237)	(227)
Unit-based compensation	(559)	(431)
Loss on disposal of assets	(1,018)	(130)
Bad debt expense	6	(467)
Other non-cash items	(2,541)	(71)
Changes in assets and liabilities	(7,634)	5,882
Net income (loss)	$(3,228)	$665
Depreciation and amortization	11,536	10,763
Interest expense	2,430	1,116
Income tax expense	416	22
Loss on disposal of assets, net	1,132	113
Unit-based compensation	559	406
Total loss (gain) on commodity derivatives	135	(135)
Net cash payments for commodity derivatives settled during the period	(388)	(3,192)
Non-cash inventory costing adjustment	(153)	—
Corporate overhead support from general partner	1,500	—
Transaction costs and other	74	2,374
Discontinued operations	168	3,057
Adjusted EBITDA	$14,181	$15,189
Less:
Cash interest paid, net of interest income	1,331	887
Maintenance capital expenditures, net	419	618
Distributable cash flow	$12,431	$13,684
Less:
Distributions	12,115	11,966
Amount in excess of (less than) distributions	$316	$1,718
Distribution coverage	1.03x	1.14x

JP ENERGY PARTNERS

SUPPLEMENTAL OPERATIONAL DATA

(Unaudited)

		Three Months Ended March 31,
Segment	Key Operational Data	2016	2015	Change

Crude oil pipelines and storage	Crude oil pipeline throughput (Bbls/d) (1)	25,158	28,329	(3,171)
Crude oil pipelines and storage	Crude oil sales (Bbls/d)	18,384	29,785	(11,401)
Refined products terminals and storage	Terminal and storage throughput (Bbls/d)	58,639	63,787	(5,148)
NGL distribution and sales	NGL and refined product sales (Mgal/d)	237	274	(37)

(1)

Represents the average daily throughput volume in our crude oil pipelines operations. The volumes in our crude oil storage operations have no effect on operations as we receive a set fee per month that does not fluctuate with the volume of crude oil stored.

Source: JP Energy Partners LP

JP Energy Partners LP

Investor Relations, 866-912-3714

investorrelations@jpep.com